INDEPENDENT AUDITOR'S CONSENT


We consent to the use in the Registration Statement and Prospectus of Good Times Restaurants Inc. 401(k) Savings and
Investment Plan, 1992 Incentive Stock Option Plan, and 1992 Non-Statutory Stock Option Plan of our report dated July 6, 1998, accompanying the consolidated financial statements of Good Times
Restaurants Inc. 401(k) Savings and Investment Plan contained in such Registration Statement and to the incorporation by reference of our report dated November 11, 1997, accompanying the consolidated financial statements of Good Times Restaurants Inc., incorporated by reference in the registration statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.


HEIN + ASSOCIATES, LLP
Certified Public Accountants

/s/  HEIN + ASSOCIATES, LLP


Denver, Colorado
July 29, 1998